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                                                                EXHIBIT (A)(8)

BROAD RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:     Edward McCarthy of Beacon Hill Partners, Inc.
             (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, June 1, 1998--Broad River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offer for limited partnership interests in Angeles Income Properties, Ltd. II. The expiration date for the tender offer has been extended to 5:00 p.m., New York time, on Tuesday, June 2, 1998. The offer was previously scheduled to expire at 5:00 p.m. on Friday, May 29, 1998.

         Broad River reported, based on information provided by the depositary for the offer, that as of the close of business on May 29, 1998, approximately 8,939 interests had been tendered pursuant to the offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offer.


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